Exhibit 99.1

FullCircle Registry, Inc., Announces Approval of $770,000 Funding for Full Digital Conversion of its Georgetown 14 Theater.

Shelbyville, KY, January 20, 2012 (OTC Bulletin Board: FLCR) FullCircle Registry Corporation is pleased to announce that it has received verbal approval for funding in the amount of $770,000 to upgrade its Georgetown 14 Theater from 35mm film projection to state of the art 3D compatible digital projection, including upgrading to digitally compatible silver screens.  The Georgetown Theater currently has two digital screens and this funding will allow full digital conversion to all 14 screens.

The funding is predominantly supported by the additional income paid to the theater by the movie companies associated with digital projection films vs. 35mm. The digital conversion also increases the theaters profitability by reducing costs for freight, labor, and possible film damage that can occur. Additionally, retail ticket prices for 3D films are higher than 35mm producing increased revenues for the theater. The terms of the funding are for seven years at an interest rate of 7%.

The company also reported that the over one yearlong construction project causing traffic issues near the theater is now completed and traffic has returned to normal. The project included new infrastructure to add a four-acre international sports facility at the Lafayette Square Mall across the street.  Local businesses are expecting that property values will begin to increase.

“Having all 14 screens converted to full digital format at our Georgetown location has been a goal of ours for some time,” stated, FullCircle Registry CEO, Norman Frohreich. “With the recent closing of a nearby competitor, for the conversion to an LA Fitness Center, Georgetown 14 will be the only theater in the immediate vicinity with full digital capability. As a result of this and completion of construction we expect to experience a positive impact on ticket sales. We will have a better idea when we analyze our final March Quarter box office revenue totals at the end of March.”  Installation of the new digital capability is expected to begin this month.

Sincerely,

/s/ Norman L. Frohreich

Norman L. Frohreich, President and CEO

Direct line: 574-238-3699

Forward-Looking Statements  This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements as to future operating results and plans that involve risks and uncertainties. We use words such as “expects”, “anticipates”, “believes”, “estimates”, the negative of these terms and similar expressions to identify forward looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by those projected in the forward-looking statements for any reason.

Information Contact Josh Tyrell, Interactive Business Alliance, LLC, Toll Free Phone: 866-525-4714.

Information Contact Rich Inza, RMJ Consulting, LLC, Kentucky Phone: 502-275-FLCR (3527).

See us online at www.FullCircleRegistry.com